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                                                                    EXHIBIT 99.1


                          INTERNATIONAL ABSORBENTS INC.
            "Products and Technology for the Good of the Environment"

FOR IMMEDIATE RELEASE:


                   INTERNATIONAL ABSORBENTS CONSOLIDATES STOCK

BELLINGHAM, WASH., APR. 4, 2001...INTERNATIONAL ABSORBENTS INC. (OTC BB: IABS), a leading developer and producer of environmentally-friendly pet care and industrial products, today announced that the 1 for 4 share consolidation approved by shareholders on December 20, 2000, will be formally enacted on Monday, April 9, 2001.

"Even though the Company's strong fiscal performance continues, our stock price remains undervalued and unrecognized," stated Gordon L. Ellis, Chairman of International Absorbents Inc. "Therefore, management has elected to move forward with its shareholder approved mandate to consolidate the Company's stock in an effort to reach the broader investment community. An enhanced stock price will overcome the under $1.00 price level concern which restricts many brokers and investment advisors from trading the Company's stock. The four fold increase in earnings per share will also contribute towards providing the investment community with a more attractive investment opportunity."

"The Company posted record revenues and record profits for the nine months of fiscal 2001 (ended October 31, 2001) and will soon be announcing financial results for the year (ended January 31, 2001). Strong growth for fiscal 2002 is anticipated. Our financial base is extremely healthy. Management believes that the Company's strong fiscal characteristics combined with this stock consolidation and its obvious benefits will be a significant step forward in achieving meaningful shareholder value."

International Absorbents Inc. develops, manufactures and markets patented and proprietary, cost effective consumer and commercial products derived from recycled, renewable materials. These environmentally safe products outperform conventional products used in a broad range of consumer and industrial applications, including retail/commercial pet bedding and litter, oil and hazardous liquid spill cleanup and control, oil/water filtration, and packaging. Further information is available at WWW.ABSORBENT.COM.

CONTACT:                                       CONTACT:
Charles (Chuck) Tait                           Ron Stabiner
International Absorbents Inc.                  The Wall Street Group, Inc.
(604) 681-6181 or (604) 514-6559               (212) 888-4848


Statements made in this document referring to the Company's outlook, sales, expenses, profits and cash flow are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected, due to various risk factors. Those risks include, but are not limited to consumer acceptance of the Company's products in new markets, competitor reactions and their ability to market and price their products, general economic conditions outside of the control of the Company, and the economic availability of sources of raw materials to meet demand rates necessary to sustain growth. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to forms 10-KSB, 10-QSB and the proxy statement.

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